Exhibit 99.1

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $0.69
•	Quarterly financial advisory revenue up 38% compared to the prior year’s second quarter; year-to-date financial advisory revenue up 36% compared to prior year’s first half

•	Compensation ratio for quarter back to the 46% level we achieved for several years prior to 2010

•	Pre-tax profit margin of 37% for quarter and 22% year-to-date

•	Completed the sales of substantially all of our interests in two funds we sponsored prior to our exit from the merchant banking business, Greenhill Capital Partners II, L.P. (“GCP II”) and GSAV, L.P. (“GSAV”), for approximately $45 million and $4 million, respectively

•	Repurchased 372,262 shares of common stock during the second quarter in open market transactions
NEW YORK, July 17, 2011 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $90.8 million and net income allocated to common stockholders of $21.5 million for the quarter ended June 30, 2011. Diluted earnings per share were $0.69 for the quarter.
The Firm’s second quarter revenues compare with revenues of $83.5 million for the second quarter of 2010, which represents an increase of $7.3 million, or 9%. Financial advisory revenues for the second quarter 2011 were $85.6 million compared to $61.9 million for the same period in 2010, representing an increase of $23.7 million, or 38%.
For the six months ended June 30, 2011, revenues were $139.1 million compared to $132.4 million for the comparable period in 2010, representing an increase of $6.7 million, or 5%. Financial advisory revenues for the six months ended June 30, 2011 were $134.1 million compared to $98.5 million or up 36% over the same year-to-date period in 2010.

The Firm’s second quarter net income allocated to common stockholders of $21.5 million and diluted earnings per share of $0.69 compare to net income allocated to common stockholders of $17.6 million and diluted earnings per share of $0.57 in the second quarter of 2010, which represent increases of 22% and 21%, respectively. On a year-to-date basis net income allocated to common stockholders was $19.9 million through June 30, 2011 compared to $18.1 million for the comparable period in 2010, which represents an increase of 10%. Diluted earnings per share for the six months ended June 30, 2011 were $0.64 compared to $0.59 for the same period in 2010.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We are pleased with the revenue level we achieved in an environment where transaction activity has increased but remains far below historic levels. Our advisory revenue year-to-date is up 36%. It continues to be the case that we earn a significant portion of our revenue from clients in ways that are not apparent from merger announcements and completions, as we are increasingly involved in strategic advisory assignments, fund raising and other activities. From a geographic perspective, we are seeing a significant rebound in North American activity, continued strength in Australia and the beginnings of a rebound from an extended difficult period in Europe. While our current level of productivity remains far below what we achieved historically, we believe we are well positioned to return to our historic level of productivity as and when transaction activity continues to rebound,” Robert F. Greenhill, Chairman, said.
“Our Firm has achieved four objectives in the seven years since our IPO: growing market share, lower costs than our peers, a flat share count and a strong dividend. Our goal is to continue to achieve all of those objectives as we go forward, and our second quarter results illustrate our capabilities in that regard. With respect to market share, we grew advisory revenue faster than the large banks who are our primary competitors each of the last two years and are showing strong growth again year-to-date. With respect to costs, our compensation ratio is consistent with the cost level we maintained for our first six years post IPO, which was well below that of our peers. With respect to share count, we repurchased additional shares this quarter, and we continue to have a share count that is essentially unchanged from seven years ago. With respect to our dividend, the fact that we have cash in excess of our debt, as well as a significant remaining portfolio of principal investments to be liquidated over time, underscores our ability to maintain our strong dividend policy,” Scott L. Bok, Chief Executive Officer, commented.
Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month and six month periods ended June 30, 2011 and 2010, respectively:

	For the Three Months Ended
	June 30, 2011		June 30, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$85.6	94%	$61.9	74%
Merchant banking and other investment revenues	5.2	6%	21.6	26%

Total revenues	$90.8	100%	$83.5	100%

	For the Six Months Ended
	June 30, 2011		June 30, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	134.1	96%	$98.5	74%
Merchant banking and other investment revenues	5.0	4%	33.9	26%

Total revenues	$139.1	100%	$132.4	100%

Financial Advisory Revenues
Financial advisory revenues increased 38% to $85.6 million in the second quarter of 2011 compared to $61.9 million in the second quarter of 2010. This increase resulted from a greater number of completed assignments, an increase in the volume of strategic advisory assignments with related retainer fees, and a greater number of fee generating transaction announcements as compared to the second quarter of 2010.
For the six months ended June 30, 2011, advisory revenues were $134.1 million compared to $98.5 million for the comparable period in 2010, representing an increase of 36%. This increase principally resulted from a greater volume of assignments. During the six months ended June 30, 2011 we earned $1 million or more from 36 clients compared to 20 clients in the same period in 2010, representing an increase of 80%.
During the six months ended June 30, 2011 as compared to the same period in the prior year, worldwide completed M&A volume increased 36%, from $906.2 billion to $1,233.9 billion1.
Financial advisory assignments completed in the second quarter of 2011 included:
•	the sale of Alcon, Inc. to Novartis AG;

•	the sell-down of shares in Bionomics Limited by Start-up Australia Ventures Pty Limited;

•	the acquisition by Bridgepoint Advisors Limited of CABB GmbH;

•	the sale of CHAMP Venture’s Retail Apparel Group Pty Ltd to Navis Capital Partners;

[1]	Global M&A completed transaction volume for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. Source: Thomson Financial as of July 8, 2011.

•	the sale of Close Brothers plc’s Cayman based offshore business to Intertrust Group Holding S.A.;

•	the representation of Constar International Inc. in conjunction with its pre-arranged Chapter 11 proceedings;

•	the acquisition by Earthlink, Inc. of One Communications Corp.;

•	the representation of Guinness Peat Group Plc in connection with the demerger of GPG Australia and the restructuring of Guinness Peat Group Plc.;

•	the sale of Tegel Foods Limited to Affinity Equity Partners;

•	the acquisition of Tower Australia Group Limited by Dai-ichi Life Insurance Co.; and

•	the acquisition by The Travelers Companies, Inc. of J. Malucelli Participações em Seguros e Resseguros S.A.
During the quarter, we also served as global placement agent on behalf of three private equity funds in connection with interim closings on the sale of their limited partner interests.
Merchant Banking and Other Investment Revenues
In June 2011, we sold substantially all of our interests in two funds that we sponsored prior to our exit from the merchant banking business (GCP II and GSAV) for an aggregate price of $48.5 million, which represented the book value of these assets as of March 31, 2011. In conjunction with the sale of GCP II the purchasers have the right to require us to repurchase their interests in either of two GCP II portfolio companies for an aggregate value of $14.3 million in January 2013. As of June 30, 2011 the value of our remaining investments in previously sponsored and other merchant banking funds was $40.8 million, which includes $12.9 million of value that has been transferred to the purchasers subject to the put. We continue to hold our investment in the common stock of Iridium Communications Inc. (“Iridium”) (NASDAQ: IRDM), which had a value of $84.8 million as of June 30, 2011.
For the second quarter of 2011 total merchant banking and other investment revenues were $5.2 million compared to $21.6 million in the second quarter of 2010. The decrease in our merchant banking and other investment revenues of $16.4 million principally related to a smaller increase in the market value of Iridium in the second quarter of 2011 compared to the same period in 2010. For the three months ended June 30, 2011 we recognized an unrealized gain of $5.6 million from our investment in Iridium compared to the recognition of an unrealized gain in Iridium of $18.9 million in the same period in 2010. We also had other investment losses of $0.7 million in the second quarter of 2011 compared to other investment losses of $1.1 million in the second quarter of 2010. Additionally, our 2011 revenues were impacted by our separation from the management of the merchant banking funds at year-end 2010. As a result of that separation we no longer earn management fees. In the second quarter of 2010 we earned management fees of $3.7 million.

For the six months ended June 30, 2011, the Firm earned $5.0 million in merchant banking and other investment revenues compared to $33.9 million for the six months ended June 30, 2010. The decrease in our merchant banking and other investment revenues of $28.9 million primarily resulted from the recognition of an unrealized gain of $3.4 million in the value of our investment in Iridium during the six month period ended June 30, 2011 compared to the recognition of an unrealized gain in Iridium of $24.9 million in the same year-to-date period in 2010. We also had other investment gains of $1.2 million in the six months ended June 30, 2011 compared to other investment gains of $0.8 million in the same period in 2010. Additionally, for the six months ended June 30, 2010 we earned management fee revenue of $8.1 million.
The investment gains or losses in the merchant banking funds and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Our total operating expenses for the second quarter of 2011 were $57.6 million compared to $53.3 million of total operating expenses for the second quarter of 2010. This represents an increase in total operating expenses of $4.3 million, or 8%, and results from increases in both our compensation expense and non-compensation expense, each as described in more detail below. Our pre-tax income margin was 37% for the second quarter of 2011 as compared to 36% for the second quarter of 2010.
For the six months ended June 30, 2011, total operating expenses were $108.5 million compared to $99.0 million of total operating expenses for the same period in 2010. The increase of $9.5 million, or 10%, relates to increases in both our compensation expense and non-compensation expense, each as described in more detail below. The pre-tax income margin for the six months ended June 30, 2011 was 22% compared to 25% for the comparable period in 2010.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(in millions, unaudited)
Employee compensation and benefits expense	$41.8	$38.4	$78.0	$70.5
% of revenues	46%	46%	56%	53%
Non-compensation expense	15.9	14.9	30.5	28.4
% of revenues	18%	18%	22%	21%

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(in millions, unaudited)
Total operating expense	57.6	53.3	108.5	99.0
% of revenues	64%	64%	78%	75%
Total income before tax	33.1	30.2	30.6	33.4
Pre-tax profit margin	37%	36%	22%	25%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the second quarter of 2011 were $41.8 million, which reflects a 46% ratio of compensation to revenue. This amount compared to $38.4 million for the second quarter of 2010, which also reflected a 46% ratio of compensation to revenue. The increase of $3.4 million, or 9%, principally reflects an increase in our accrued bonus amount as a result of higher revenues in the second quarter of 2011 as compared to the same period in 2010.
For the six months ended June 30, 2011, our employee compensation and benefits expenses were $78.0 million compared to $70.5 million for the same period in the prior year. The increase of $7.5 million, or 11%, principally results from both higher revenues in the first six months of 2011 as compared to the same period in 2010 and the full 2011 year-to-date cost of Managing Directors who joined in mid-year 2010 as well as those employees who joined us as part of our acquisition of Greenhill Caliburn in Australia on April 1, 2010. On a year-to-date basis the ratio of compensation expense to revenues was 56% as compared to 53% for the same six month period in 2010.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $15.9 million in the second quarter of 2011 compared to $14.9 million in the second quarter of 2010, representing an increase of $1.0 million, or 7%. The increase in non-compensation expenses principally results from increased occupancy costs as a result of office expansions.
For the first six months of 2011, our non-compensation expenses were $30.5 million compared to $28.4 million for the same period in 2010, representing an increase of $2.1 million, or 7%. The increase in non-compensation expenses is primarily attributable to greater occupancy costs as a result of the acquisition of Greenhill Caliburn in April 2010 and the expansion of other office space in existing locations and the amortization of the acquired Australian intangible assets offset in part by the absence of professional fees associated with the acquisition of Greenhill Caliburn.

Non-compensation expenses as a percentage of revenues remained constant at 18% for the three months ended June 30, 2011 compared to the same period in 2010. Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2011 were 22% compared to 21% for the same period in the prior year.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the second quarter of 2011 was $11.7 million, which reflects an effective tax rate on income allocated to common stockholders of 35%. This compares to a provision for taxes in the second quarter of 2010 of $11.4 million, which reflects an effective tax rate of 39% for the period. The slight increase in the provision for income taxes in the second quarter of 2011 as compared to the same period in 2010 is primarily due to higher pre-tax income allocated to common shareholders offset by a lower effective rate due to a greater proportion of earnings being earned in lower tax rate jurisdictions.
For the six months ended June 30, 2011, the provision for taxes was $10.7 million, which reflects an effective tax rate of 35%. This compares to a provision for taxes for the six months ended June 30, 2010 of $11.7 million, which reflects an effective tax rate of 39% for the period. The decrease in the provision for income taxes in the six months ended June 30, 2011 as compared to the same period in 2010 is primarily due to a lower effective rate related to a greater proportion of earnings being earned in lower tax rate jurisdictions.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of June 30, 2011, we had cash of $59.4 million, investments of $132.1 million and short-term debt of $24.7 million.
During the second quarter the Firm repurchased 372,262 shares of our common stock in open market purchases at an average price of $51.63, for a total purchase cost of approximately $19.2 million. As of June 30, 2011 we had remaining authorization to repurchase up to $68.4 million of common stock in open market transactions.

Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 21, 2011 to common stockholders of record on September 7, 2011.
Earnings Call
Greenhill will host a conference call beginning at 8:00 a.m. Eastern Time on Tuesday, July 19, 2011, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Richard J. Lieb, Chief Financial Officer, will review the Firm’s second quarter 2011 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (866) 843 — 0890 (toll-free domestic) or (412) 317 — 9250 (international); passcode: 7108063. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until August 19, 2011 at 9 a.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317 -0088 (international); passcode: 10002176. The webcast will be archived on Greenhill’s website for 30 days after the call.
Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2010.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Financial advisory fees	$85,578,988	$61,921,454	$134,087,751	$98,518,763
Merchant banking and other investment revenues	4,934,198	21,498,748	4,661,780	33,737,401
Interest income	253,933	108,401	385,474	128,367

Total revenues	90,767,119	83,528,603	139,135,005	132,384,531

Expenses
Employee compensation and benefits	41,752,874	38,368,345	77,979,937	70,523,357
Occupancy and equipment rental	4,447,440	3,680,902	8,632,948	6,830,191
Depreciation and amortization	2,009,697	1,663,639	3,866,651	2,415,796
Information services	2,003,419	1,434,404	3,568,513	3,173,481
Professional fees	1,525,214	1,988,670	2,810,341	4,232,536
Travel related expenses	2,636,716	2,908,794	5,453,402	5,126,524
Interest expense	517,419	584,340	1,243,301	1,112,382
Other operating expenses	2,734,050	2,653,160	4,948,942	5,551,658

Total expenses	57,626,829	53,282,254	108,504,035	98,965,925

Income before taxes	33,140,290	30,246,349	30,630,970	33,418,606

Provision for taxes	11,651,025	11,358,643	10,722,577	11,679,098

Consolidated net income	21,489,265	18,887,706	19,908,393	21,739,508

Less: Net income allocated to noncontrolling interests	6,302	1,337,676	6,302	3,677,582

Net income allocated to common stockholders	$21,482,963	$17,550,030	$19,902,091	$18,061,926

Average shares outstanding:
Basic	31,009,869	30,708,263	31,178,508	30,301,144
Diluted	31,010,524	30,768,603	31,187,576	30,372,089
Earnings per share:
Basic	$0.69	$0.57	$0.64	$0.60
Diluted	$0.69	$0.57	$0.64	$0.59

Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90